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                                                                    EXHIBIT 99.2

                              [SUNSTONE LETTERHEAD]

FOR IMMEDIATE RELEASE
JULY 13,1999

                      WESTBROOK AND MANAGEMENT AGREE TO BUY
                            SUNSTONE FOR $10.35/SHARE

SAN CLEMENTE, CALIF., JULY 13 - The Special Committee of the Board of Directors of Sunstone Hotel Investors, Inc. ("Sunstone") (NYSE:SSI) today announced that Sunstone has entered into a merger agreement to be acquired by SHP Acquisition, LLC ("SHP"), an affiliate of Westbrook Partners and certain members of Sunstone's senior management, for $10.35 per share in cash. Limited partners in Sunstone Hotel Investors LP can elect to receive the same consideration per OP unit or an equity interest in the acquiring entity,

Sunstone owns 59 luxury, upscale and midpriced hotels throughout 8 states in the Mountain and Pacific regions and Rochester, Minnesota, containing 10,531 guest rooms.

The agreement is subject to the vote of the Sunstone common shareholders and unitholders, as well as certain other conditions, including receipt of consents from certain major franchisors of Sunstone's hotels and closing of SHP's financing. A firm commitment for debt financing for the transaction has been received. The transaction is expected to close during the fourth quarter of 1999.

The agreement provides for a breakup fee and expenses of up to $25 million to be paid to SHP in the event that Sunstone wishes to accept a superior proposal to acquire the company. Under such circumstances, Sunstone has the right to purchase all the shares of Sunstone Hotel Properties, Inc, the lessee and operator of the hotels, and Sunstone Hotel Management, Inc, the management company, for a total amount of $30 million in cash.

Sunstone will not pay a dividend between now and the closing; however, the aggregate purchase price will be increased by an amount equal to 50% of the increase in Sunstone's cash balance between July 1,1999 and five business days prior to closing, but a minimum of 6 cents per common share. The agreement also provides for a



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possible price reduction of up to a maximum of 16 cents per share in connection with certain contingent payments,

The consideration to be paid by SHP at closing corresponds to an enterprise value of Sunstone of approximately $880 million, or $83,600 per room subject to the third party lessee and management company contracts and represents a 36.9% premium to the last closing price of Sunstone prior to the announcement of SHP's proposal.

SHP announced its initial proposal to acquire Sunstone for $9.50 - $10.00 in cash per share on April 5. "We immediately formed a special committee and hired advisors in order to evaluate SHP's proposal and Sunstone's alternatives," said Laurence S. Geller, Chairman of the Special Committee of Sunstone, "We ran an exhaustive process to explore all alternatives available to us. What ensued was close to three months of discussions and negotiations with a number of interested parties. We are very pleased with the outcome and we consider this agreement to be in the best interests of the company and our shareholders."

Sunstone management estimates second quarter funds from operations to be approximately $0.32 to $0.33 per share.

The Special Committee of Sunstone was advised by Goldman, Sachs & Co. and Altheimer & Gray,

The acquiring entity is SHP Acquisition L.L.C., which is a partnership between an affiliate of Westbrook Partners and Robert A. Alter, Chairman and CEO of Sunstone, and other senior management personnel of Sunstone. Westbrook Partners is an international private real estate investment firm which, through three separate real estate funds, controls over $7 billion in real estate assets worldwide. Westbrook is an existing 9.6% shareholder in the Company and Paul D. Kazilionis, Managing Principal of Westbrook, is a director of Sunstone, Mr. Alter, through a privately owned company, leases and operates each of Sunstone's 59 hotels.

Commenting on the transaction, Mr. Kazilionis stated, "through our involvement with Sunstone since our October 1997 sale of Kahler Realty to Sunstone, we have been impressed with the management team of Sunstone and believe it to be an excellent platform for Westbrook's strong interest in the hospitality business," Mr. Alter will be Chairman and CEO of the acquired entity.

This press release contains forward-looking statements within the meaning of
Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Actual results and the timing of certain events could differ materially from those set forth in the forward-looking statements.



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